As filed with the Securities and Exchange Commission on August 29, 2003

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Alliance Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	77-0057842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2575 Augustine Drive
Santa Clara, CA 95054
(Address of principal executive offices)

2002 Stock Option Plan
1996 Employee Stock Purchase Plan
(Full title of the plan)

N. Damodar Reddy
Chairman of the Board, President and Chief Executive Officer
Alliance Semiconductor Corporation
2575 Augustine Drive
Santa Clara, CA 95054
(Name and address of agent for service)

(408) 855-4900
(Telephone number, including area code, of agent for service)

Copy to:

Mitchell Zuklie
Venture Law Group
A Professional Corporation
2775 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

	Maximum	Proposed maximum
Title of each class of securities	amount to be	offering price per		Proposed maximum aggregate	Amount of
to be registered	registered (1)	share		offering price	registration fee

2002 Stock Option Plan
Common Stock, $0.01 par value	2,971,762 Shares	$8.0027	(2)	$23,782,119.76	$1,923.97
Common Stock, $0.01 par value	3,167,037 Shares	$5.425	(3)	$17,181,175.73	$1,389.96
1996 Employee Stock Purchase Plan
Common Stock, $0.01 par value	250,000 Shares	$4.61125	(4)	$1,152,812.50	$93.26
TOTAL	6,388,799 Shares			$42,116,107.98	$3,407.19

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the issuance of the shares subject to such options is being registered hereby.

(3)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the common stock as reported on the Nasdaq National Market on August 27, 2003.

(4)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the common stock as reported on the Nasdaq National Market on August 27, 2003 multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

     (a)  The registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2003 filed July 27, 2003 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

     (b)  The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2003 filed August 11, 2003 pursuant to Section 13(a) of the Exchange Act.

     (c)  The registrant’s Current Report on Form 8-K filed July 24, 2003.

     (d)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

     (e)  The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed October 15, 1993 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

     The registrant’s Certificate of Incorporation reduces the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under Delaware law. The Bylaws of the registrant further provide for indemnification of corporate agents to the maximum extent permitted by the Delaware law. In addition, the registrant has entered into indemnification agreements with its officers and directors.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits.

Exhibit
Number

4.1*	2002 Stock Option Plan

4.2**	1996 Employee Stock Purchase Plan, as amended

5.1	Opinion of Venture Law Group, a Professional Corporation.

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Auditors.

24.1	Powers of Attorney (see signature page).

*	Incorporated herein by reference to the registrant’s Annual Report on Form 10-K filed July 15, 2002.

**	Incorporated herein by reference to the registrant’s Proxy Statement for the Annual Meeting held on August 26, 2003 dated July 25, 2003, filed July 24, 2003.

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 29, 2003.

Alliance Semiconductor Corporation

By:	/s/ N. Damodar Reddy

N. Damodar Reddy
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints N. Damodar Reddy and Ronald K. Shelton, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ N. Damodar Reddy N. Damodar Reddy	Director, Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer)	August 29, 2003

/s/ Ronald K. Shelton Ronald K. Shelton	Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2003

/s/ C.N. Reddy C. N. Reddy	Director, Executive Vice President for Investments	August 29, 2003

/s/ Juan A. Benitez Juan A. Benitez	Director	August 29, 2003

/s/ Sanford L. Kane Sanford L. Kane	Director	August 29, 2003

/s/ Jon B. Minnis Jon B. Minnis	Director	August 29, 2003

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 28, 2003 relating to the consolidated financial statements and financial statement schedule of Alliance Semiconductor Corporation, which appears in Alliance Semiconductor Corporation’s Annual Report on Form 10-K for the year ended March 31, 2003.

/s/ PricewaterhouseCoopers LLP

San Jose, CA
August 29, 2003

INDEX TO EXHIBITS

Exhibit
Number

4.1*	2002 Stock Option Plan

4.2**	1996 Employee Stock Purchase Plan, as amended

5.1	Opinion of Venture Law Group, a Professional Corporation

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Independent Auditors

24.1	Powers of Attorney (see signature page).

*	Incorporated herein by reference to the registrant’s Annual Report on Form 10-K filed July 15, 2002.

**	Incorporated herein by reference to the registrant’s Proxy Statement for the Annual Meeting held on August 26, 2003 dated July 25, 2003, filed July 24, 2003.